Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Ariba, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-117437, 333-107864, 333-61064, 333-73458, 333-81773, 333-89119, 333-95665, 333-33544, 333-46820, and 333-84916) of Ariba, Inc. of our reports dated November 27, 2006, with respect to the consolidated financial statements of Ariba, Inc., Ariba, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ariba, Inc., included in this Annual Report (Form 10-K) for the year ended September 30, 2006.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

November 27, 2006